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                                                               Exhibit 10.11


                                     IMGIS, INC.
                            611 ANTON BOULEVARD, SUITE 400
                                 COSTA MESA, CA 91626

June 27, 1997



Mr. Charles W. Berger
15681 Kennedy Drive
Los Gatos, CA 95032

Dear Chuck,

     Imgis, Inc. (the "Company") is pleased to offer and confirm your employment on the following terms and conditions:

     1. EMPLOYMENT AND ELECTION AS A DIRECTOR. You will serve as a part-time consultant to the Company until July 28, 1997 when you will assume the full-time position of Chief Executive Officer of the Company. As Chief Executive Officer, you will report directly to the Board of Directors of the Company (the "Board"). The Company agrees to take all action necessary to nominate and elect you as a director and as Chairman of the Board as soon as possible following your commencement of employment.

     2. COMPENSATION. You will be paid a total annual compensation of $250,000, payable in accordance with the Company's standard payroll practices for salaried employees. You will also be eligible for other performance-based bonuses at certain designated periods during your employment as determined by the Company or the Board of Directors.

     3. BENEFITS. As an employee of the Company, you will be entitled to participate in the Company's health insurance, vacation, and employee benefit plans that are currently offered to the Company's employees or will be available to the Company's employees in the future.

     4. OPTIONS. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 450,000 shares of the Company's Common Stock at an exercise price per share of $0.25. The option will be subject to the usual terms and conditions applicable to options granted under the Company's 1997 Stock Plan and will be evidenced by the Company's form stock option agreement. The option will be immediately exercisable and the purchasable shares will be subject to repurchase by the Company at the exercise price. The Company's repurchase right will lapse and you will vest in 25% of the option share after one year of service and the balance will vest monthly over the next thirty-six months of service, as set forth in the applicable stock option agreement. Your option begins to vest and the Company's repurchase right begins to lapse on your hire date. Your stock option agreement will provide for full vesting upon a Change in Control (as defined in your stock option agreement), if your option is not assumed by the successor corporation. In addition, if your option is assumed and your employment is involuntarily terminated or if you resign for a Good Reason (defined in your stock option agreement to include demotion, salary reduction or relocation) within 24 months after a Change in Control, your option will become vested and the Company's repurchase right

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will lapse with respect to an additional number of shares, as if you served for an additional 12 months of service. If the Company and the other party to the transaction constituting a Change in Control agree that such transaction is to be treated as a "pooling of interests" for financial reporting purposes, and if such transaction in fact is so treated, then the acceleration of vesting shall not occur to the extent that the Company's independent public accountants and such other party's independent public accountants separately determine in good faith that such acceleration would preclude the use of "pooling of interests" accounting.

     5. PROMISSORY NOTE. The Company will extend to you, as part of your employment with the Company, a loan for the amount of the exercise price of your shares. This loan shall be evidenced by a promissory note (the "Note") with a term of four years at the Applicable Federal Rate. The Company will forgive repayment of the principal balance of the Note in annual installments equal to the portion of stock vested.

     6. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As with all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as EXHIBIT A.

     7. PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express writing signed by you and approved by the Company's Board of Directors.

     8. OUTSIDE ACTIVITY. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or any other gainful employment, business or activity, without the written consent of the Company. You also will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

     9. ENTIRE AGREEMENT. This letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior representations or agreements, whether oral or written, between you and the Company.


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     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me.


                                           Very truly yours,

                                           IMGIS, INC.


                                       By: /s/ Chad Steelberg
                                           ---------------------------------
                                           Chad Steelberg
                                           President


I Have Read And Accept This Employment Offer:

/s/ Charles W. Berger
-----------------------------------
Charles W. Berger

                               Dated: June 27, 1997


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